Exhibit 99.3
Part II

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Executive Overview

We are a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. We leverage our advanced research and development and operational excellence to specialize in technically challenging steel products and to innovate across markets and within our product portfolios to add value to our steel solutions. We are the only steelmaker in North America that can produce all three major categories of flat-rolled steels—namely carbon, stainless and electrical. In addition, through our subsidiaries, we provide customer solutions with carbon and stainless steel tubing products, advanced-engineered solutions, tool design and build, hot- and cold-stamped components and complex assemblies.

In 2016, we began the process to improve our product mix, deemphasize commodity products, enhance our operational footprint and strengthen our balance sheet, and we continued to seek ways to enhance our margins in 2017. Product innovation has been a key tenet of our long-term strategy to differentiate us from our competitors. Our engineers and researchers continue to explore new solutions to serve our product development goals and operational challenges. We expanded our growth platform by launching our new NEXMET™ family of AHSS coated carbon steel products. We began to produce our breakthrough NEXMET steel from a new, state-of-the-art continuous galvanizing line at our Dearborn Works. In addition, our researchers are jointly working with the DOE to develop the next generation of NOES for use in industrial motors, which we believe has applications for H/EVs and their significant future growth projections.

We are known throughout the steel industry for our operational excellence. During 2017, we enhanced our core steelmaking business by completing major investments at our Middletown Works blast furnace, melt shop and electrogalvanizing line. We also upgraded the melt shop and invested in new caster technology at our Mansfield Works. Because we produce technically challenging steels for customers who demand the highest quality products on a just-in-time basis, the stability and dependability of our operations is paramount to our business model.

To give us additional flexibility to invest in strategic initiatives, we continued to improve our capital structure in 2017 by extending maturities and reducing interest rates and costs of our debt obligations and de-risking our balance sheet. This included refinancing debt at lower rates, eliminating certain financing obligations and extending and spreading out debt maturities.

One of our core strategies is to continue to diversify into downstream applications over time. To that end, on August 4, 2017, we acquired 100% of the equity of Precision Partners, which provides advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies for the automotive market. As further discussed below, the acquisition of Precision Partners allows us to get closer to our customers by moving down the automotive supply chain into a business that generally has higher margins and lower capital intensity than our legacy steel operations. We also believe that collaborative efforts between our steelmaking experts and Precision Partners can dramatically accelerate our efforts to drive adoption of our innovative steel products by automotive manufacturers and their suppliers, particularly in lightweighting applications. Our financial results include the effects of the acquisition and Precision Partners’ operations for periods after August 4, 2017, which affects comparability to prior periods. See Acquisition of Precision Partners for more information.

On January 1, 2018, we changed our accounting method for valuing inventories to the average cost method for inventories previously valued using the last-in, first-out (LIFO) method. We believe that the average cost method is preferable since it improves comparability with our peers, more closely tracks the physical flow of our inventory, better matches revenue with expenses and aligns with how we internally manage our business. The effects of the change in accounting method from LIFO to average cost have been retrospectively applied to all periods presented in this Management’s Discussion and Analysis. See Note 2 to our consolidated financial statements for more information related to the change in accounting principle.

2017 Financial Overview

Our 2017 net income of $103.5, or $0.32 per diluted share of common stock, improved from our 2016 net loss of $16.8, or $0.07 per diluted share. Our 2017 adjusted net income (as defined in Non-GAAP Financial Measures) of $155.5, or $0.49 per diluted share, compared to 2016 adjusted net income of $120.8, or $0.53 per diluted share. Our adjusted EBITDA (as defined in Non-GAAP Financial Measures) was $528.5, or 8.7% of net sales, for 2017, compared to adjusted EBITDA of $472.8, or 8.0% of net sales, for 2016. Our reported results reflected net charges totaling $52.0, or $0.17 per diluted share, in 2017, and $137.6, or $0.60 per diluted share, in 2016. The 2017 net charges were for non-cash charges to reflect asset impairments at our temporary idled Ashland Works Hot

End and for a reduction in the value of deferred tax liabilities related to recent U.S. tax legislation, as well as a credit for the benefits of a transportation agreement.

Average selling price per flat-rolled steel ton increased by 7% in 2017 from 2016, primarily due to higher prices for automotive and carbon spot market sales, and higher surcharge revenue due to higher raw material costs, partially offset by lower shipments to the automotive market. In addition, we completed major planned maintenance outages totaling $84.9 and $62.1 for 2017 and 2016. We recorded unrealized gains on iron ore derivatives of $31.6 in 2017, as compared to unrealized gains of $45.6 in 2016. Also included in 2017 results were $21.5 of expenses related to debt refinancing, with similar expenses of $9.4 in 2016.

During the quarter ended December 31, 2017, we recognized a non-cash asset impairment charge of $75.6, primarily related to the long-lived assets associated with the Ashland Works Hot End. The Ashland Works Hot End remains on temporary idle and no determination has been made regarding the long-term status of the operations. However, we now believe it is less likely that the Ashland Works Hot End will restart in the near term based on forecasted supply and demand characteristics of the markets that we serve.

In the fourth quarter of 2017, we reached an agreement that reduced our transportation obligations and provides a timeframe to begin using the rail cars that were idled after the 2016 termination of a pellet supply agreement. As a result, a credit of $19.3 was recorded in the fourth quarter of 2017 to reduce the unpaid liability.

The Tax Cuts and Jobs Act of 2017, signed into law on December 22, 2017, reduced our corporate income tax rates, resulting in a corresponding decrease in the value of our deferred tax liabilities. As a result, our income tax expense for the fourth quarter of 2017 included a non-cash credit of $4.3, or $0.01 per diluted share.

In 2017, we continued to pursue our goal of increasing our financial flexibility for future strategic actions. We entered a new revolving credit facility (the “Credit Facility”) that extends to 2022 and lowered our borrowing rates. Additionally, we issued $680.0 in two senior notes offerings during the year, and redeemed almost $810.0 of old notes, lowering our principal amount of outstanding senior notes by $130.0, as well as extending maturities and lowering interest rates. Also in 2017, we acquired the lease of our Research and Innovation Center, effectively settling the obligation.

2017 Compared to 2016

Steel Shipments

Flat-rolled steel shipments in 2017 were 5,596,200 tons, a 6% decrease compared to 2016 shipments of 5,936,400 tons. The decrease in shipments was principally driven by a 10% decline in shipments to the automotive market compared to 2016, primarily as a result of reduced North American light vehicle production. Shipments of flat-rolled steel by product category for 2017 and 2016, as a percent of total flat-rolled steel shipments, were as follows:

Flat-Rolled Steel Shipments by Product Category

Net Sales

Net sales in 2017 were $6,080.5, a 3% increase from 2016 net sales of $5,882.5. Our average net selling price was $1,022 per flat-rolled steel ton in 2017, a 7% increase from the 2016 average net selling price of $955 per flat-rolled ton. The increases reflect our strategy of producing and selling higher-value carbon, stainless and electrical steels, higher prices on both automotive and spot market sales, and higher surcharges on specialty steel products. Revenues for 2017 also included net sales of Precision Partners following the August 4, 2017 acquisition. Net sales to customers outside the United States were $627.1, or 10% of total sales, for 2017, compared to $655.6, or 11% of total sales, for 2016, primarily due to lower international sales of carbon and electrical steel.

The following table shows the percentage of our net sales to each of our markets:

Market	2017	2016
Automotive	65%	66%
Infrastructure and Manufacturing	16%	16%
Distributors and Converters	19%	18%

Cost of Products Sold

Cost of products sold in 2017 was $5,253.1, or 86.4% of net sales, and increased from 2016 cost of products sold of $5,099.7, or 86.7% of net sales, largely due to higher costs for raw materials, primarily scrap, chrome and other alloys. Cost of products sold included planned maintenance outage costs of $84.9 in 2017, compared to $62.1 in 2016. The higher planned maintenance outage costs in 2017 were primarily a result of larger planned maintenance projects at our Middletown Works blast furnace and steelmaking shops and our Mansfield Works melt shop.

Beginning in the third quarter of 2016, our iron ore derivatives no longer qualified for hedge accounting treatment. Therefore, we recorded adjustments to mark these derivatives to fair value each period and recognized the resulting unrealized gains or losses immediately in cost of products sold, versus recognizing them in the period that iron ore purchases affect earnings. In 2017, we recognized $31.6 of unrealized gains since the market price of iron ore and the fair value of the derivative contracts increased. Cost of products sold for the fourth quarter of 2016 included $33.8 of unrealized gains on iron ore derivatives contracts that were scheduled to settle in 2017 and 2018. As a result, cost of products sold for 2017 did not reflect $36.0 of realized gains from the contracts that settled during the year, but that were recognized in prior periods.

Selling and Administrative Expense

Selling and administrative expense increased to $284.9 in 2017 from $279.1 in 2016. The increase included acquisition costs of $6.2 in 2017 related to the Precision Partners acquisition and on-going expenses after its acquisition, partially offset by lower costs for employee incentive compensation in 2017 than in 2016.

Depreciation Expense

Depreciation expense increased slightly to $226.0 in 2017 from $216.6 in 2016. We recognized $5.8 of depreciation expense for Precision Partners’ property, plant and equipment since the August 4, 2017 acquisition.

Charges (Credit) for Termination of Pellet Agreement and Related Transportation Costs

In the fourth quarter of 2016, the United States Bankruptcy Court for the District of Minnesota approved a settlement agreement with certain third parties to terminate our long-term iron ore pellet offtake agreement with Magnetation and to wind down Magnetation’s business. In connection with that approval, we recognized charges of $69.5 in the fourth quarter of 2016 that covered both a $36.6 payment we made to the bankruptcy estate in the quarter and additional charges of $32.9 for remaining obligations under contracts with other third parties to transport pellets to our facilities. In the fourth quarter of 2017, we reached an agreement for transportation services that provides a timeframe to begin using the rail cars that were idled after the termination of the pellet supply agreement. As a result, we recorded a credit of $19.3 to reduce the unpaid liability during the fourth quarter of 2017. See Magnetation and Note 4 to the consolidated financial statements for further information.

Asset Impairment Charge

In 2017, we recognized a non-cash asset impairment charge of $75.6, primarily related to the long-lived assets associated with the temporarily idled Ashland Works Hot End. See Note 2 to the consolidated financial statements for further information.

Operating Profit

Operating profit for 2017 of $260.2 was higher than 2016 operating profit of $217.6. Included in the 2017 operating profit were the credit of $19.3 to reduce the transportation liability related to our terminated iron ore pellet offtake agreement and a non-cash asset impairment charge of $75.6, primarily for the Ashland Works Hot End fixed assets. Included in the 2016 operating profit were charges for the termination of the Magnetation pellet offtake agreement and related transportation costs of $69.5. Also included in operating profit was SunCoke Middletown’s operating profit of $61.7 and $66.0 for 2017 and 2016.

Interest Expense

Interest expense for 2017 decreased to $152.3 from $163.9 in 2016. The decrease from 2016 primarily reflected our successful actions to reduce our principal amount of senior unsecured notes and to refinance debt with lower interest rates in 2017.

Pension and Other Postretirement Employee Benefit (“OPEB”) Expense (Income)

Pension and OPEB income was $71.9 in 2017, compared to expense of $16.5 in 2016. The change in income was principally a result of lower amortization of unrealized actuarial losses in 2017, as well as a net corridor charge and a pension settlement charge in 2016. In 2017, we incurred no pension or OPEB corridor adjustments. In 2016, we incurred a pension corridor charge of $78.4 and an OPEB corridor credit of $35.3. Although the corridor adjustments affect reported operating and net income, they do not affect our cash flows in the current period. However, we expect to ultimately settle the pension and OPEB obligations in cash. See Critical Accounting Estimates for information on our policy for measurement and recognition of corridor adjustments. We also recorded settlement losses of $25.0 in 2016 as a result of the purchase of non-participating annuity contracts for certain retirees and lump sum payouts to new retirees.

Other Income (Expense)

Other income (expense) was expense of $17.1 and $4.9 for 2017 and 2016, primarily as a result of expenses of $21.5 and $9.4 that we incurred in connection with the refinancing of debt in 2017 and 2016. See Note 6 to the consolidated financial statements for further information on long-term debt financing.

Income Tax Expense (Benefit)

The Tax Cuts and Jobs Act of 2017, signed into law on December 22, 2017, reduced corporate income tax rates and the corresponding value of our deferred tax liabilities. As a result, the company’s income tax expense for the fourth quarter of 2017 includes a $4.3 non-cash credit related to this change. We do not expect to incur cash tax liabilities in the near term, including any transition tax on undistributed earnings of our foreign subsidiaries, associated with the U.S. tax legislation due to the availability of existing net operating loss carryforwards.

Other than the effects of the new tax law, our income tax provision is primarily related to the allocation of income tax expense to other comprehensive income. The 2016 results included non-cash income tax benefits of $15.5 from allocating income tax expense to other comprehensive income. As a result, we recorded an income tax benefit of $2.2 in 2017, compared to an income tax benefit of $16.9 in 2016.

Net Income (Loss) and Adjusted Net Income (Loss) Attributable to AK Steel Holding Corporation

Net income attributable to AK Holding in 2017 was $103.5, or $0.32 per diluted share. The net income in 2017 included a credit of $19.3, or $0.06 per diluted share, to adjust the transportation liability associated with a terminated pellet offtake agreement, an asset impairment charge of $75.6, or $0.24 per diluted share, and a credit for tax legislation of $4.3, or $0.01 per diluted share. Excluding the above items, we reported adjusted net income of $155.5, or $0.49 per diluted share, for 2017.

Net loss attributable to AK Holding in 2016 was $16.8, or $0.07 per diluted share. The net loss in 2016 included a pension corridor charge of $78.4, an OPEB corridor credit of $35.3, and pension settlement charges of $25.0, netting to $68.1, or $0.30 per diluted share. Additionally, the net loss in 2016 included charges to terminate a pellet offtake agreement and related transportation costs of $69.5, or $0.30 per diluted share. Excluding these charges, our adjusted net income was $120.8, or $0.53 per diluted share, for 2016.

Adjusted EBITDA

Adjusted EBITDA was $528.5, or 8.7% of net sales, in 2017, as compared to $472.8, or 8.0% of net sales, in 2016.

2016 Compared to 2015

Steel Shipments

Flat-rolled steel shipments in 2016 were 5,936,400 tons, a 15% decrease from 2015 flat-rolled steel shipments of 6,974,000 tons. The decrease in flat-rolled steel shipments was principally driven by our strategic decision to reduce commodity steel sales to the distributors and converters market, which declined by 41% from 2015. Shipments of flat-rolled steel by product category for 2016 and 2015 as a percent of total flat-rolled steel shipments, were as follows:

Shipments by Product Category

Net Sales

Net sales in 2016 were $5,882.5, a 12% decrease from 2015 net sales of $6,692.9. We received lower pricing in our automotive contracts in 2016, but the impact of better market conditions, reducing our participation in the commodity steel markets and capturing higher spot market pricing offset the automotive contract pricing declines. Our average selling price was $955 per net flat-rolled ton in 2016, a 3% increase from the 2015 average selling price of $929 per net flat-rolled ton. Net sales to customers outside the United States were $655.6, or 11% of total sales, for 2016, compared to $855.7, or 13% of total sales, for 2015 with the 2016 decrease primarily due to lower electrical steel shipments.

The following table shows the percentage of our net sales attributable to each of our markets:

Market	2016	2015
Automotive	66%	60%
Infrastructure and Manufacturing	16%	16%
Distributors and Converters	18%	24%

Cost of Products Sold

Cost of products sold in 2016 was $5,099.7, or 86.7% of net sales, and declined from 2015 cost of products sold of $6,253.3, or 93.4% of net sales, largely as a result of our decision to reduce shipments to the commodity spot markets. To generate these results, we optimized our operational footprint, pursued cost efficiencies and benefited from lower costs for raw materials. We also recorded unrealized gains of $45.6 from iron ore derivatives that no longer qualify for hedge accounting treatment after the termination of the pellet offtake agreement with Magnetation. Cost of products sold included outage costs of $62.1 in 2016, compared to $50.6 in 2015. Costs for equipment maintenance, utilities and supplier obligations related to the temporarily idled facility were $22.1 in 2016.

Selling and Administrative Expense

Selling and administrative expense increased to $279.1 in 2016 from $262.9 in 2015. The increase was due primarily to an increase for employee incentive compensation as a result of meeting objectives under annual and long-term performance-based compensation plans, partially offset by cost reduction efforts achieved throughout 2016.

Depreciation Expense

Depreciation expense increased to $216.6 in 2016 from $216.0 in 2015.

Charges for Termination of Pellet Agreement and Related Transportation Costs

In the fourth quarter of 2016, the United States Bankruptcy Court for the District of Minnesota approved a settlement agreement with certain third parties to terminate our long-term iron ore pellet offtake agreement with Magnetation and to wind down Magnetation’s business. In connection with that approval, we recognized charges of $69.5 in the fourth quarter of 2016 that covered both a $36.6 payment we made to the bankruptcy estate in the quarter and additional charges of $32.9 for remaining obligations under contracts with other third parties to transport pellets to our facilities for the next 12 years. See Magnetation and Note 4 to the consolidated financial statements for further information.

Charge for Facility Idling

In the fourth quarter of 2015, we temporarily idled the Ashland Works Hot End. We incurred a $28.1 charge in 2015 for supplemental unemployment and other employee benefit costs and equipment idling costs. Costs for equipment maintenance, utilities and supplier obligations related to the temporarily idled facility were $22.1 in 2016.

Operating Profit

Operating profit for 2016 of $217.6 was higher than the 2015 operating loss of $67.4. Included in the 2016 operating profit were charges for the termination of the Magnetation pellet offtake agreement and related transportation costs of $69.5. Included in the 2015 operating profit was a $28.1 charge to temporarily idle the Ashland Works Hot End. Also included was operating profit from SunCoke Middletown of $66.0 and $62.6 for 2016 and 2015.

Interest Expense

Interest expense for 2016 decreased to $163.9 from $173.0 in 2015. The decrease was primarily as a result of lower average Credit Facility borrowings outstanding during 2016 as compared to 2015 due to the two successful equity offerings completed during 2016.

Pension and OPEB Expense (Income)

Pension and OPEB expense of $16.5 in 2016 decreased from expense of $58.9 in 2015. The decrease in expense in 2016 was principally a result of a lower net corridor charge, partly offset by lower pension assets and related expected returns on assets.

We incurred a pension corridor charge of $78.4 and an OPEB corridor credit of $35.3 in 2016, and a pension corridor charge of $144.3 and an OPEB corridor credit of $13.1 in 2015. Although the corridor adjustments reduce reported net income, they do not affect our cash flows in the current period. However, we expect to ultimately settle the pension obligation in cash. See Critical Accounting Estimates for information on our policy for measurement and recognition of corridor charges (credits). We also recorded settlement losses of $25.0 in 2016 as a result of the purchase of non-participating annuity contracts for certain retirees and lump sum payouts to new retirees.

Impairment of Magnetation Investment

We recognized a non-cash impairment charge of $256.3 for 2015 related to our investment in Magnetation. For further discussion, see the Magnetation section below and Note 4 to the consolidated financial statements.

Impairment of AFSG Investment

During the fourth quarter of 2015, AK Steel received a cash distribution of $14.0 from AFSG. After this distribution, we determined that our remaining investment in AFSG was impaired and we recognized a non-cash charge of $41.6 to write off the remaining investment in AFSG.

Other Income (Expense)

Other income (expense) was $4.9 of expense for 2016 and other income of $1.4 for 2015. During 2016, we repurchased the $380.0 of senior secured notes due 2018 and an aggregate principal amount of $10.4 of senior notes due 2022. These 2016 debt transactions generated $9.4 of losses in other income (expense). During 2015, we repurchased an aggregate principal amount of $23.8 of the 2021 Notes in private, open market transactions and recognized gains on the repurchases of $9.4. See Note 6 to the consolidated financial statements for further information on long-term debt financing. Other income (expense) included our share of Magnetation losses of $16.3 for 2015.

Income Taxes

We recorded an income tax benefit of $16.9 in 2016, compared to $6.3 in 2015. The income tax benefit in 2016 included a non-cash income tax benefit of $15.5 from allocating income tax expense to other comprehensive income, compared to $8.0 in 2015.

Net Income (Loss) and Adjusted Net Income (Loss) Attributable to AK Steel Holding Corporation

Net loss attributable to AK Holding in 2016 was $16.8, or $0.07 per share. The net loss in 2016 included a pension corridor charge of $78.4, an OPEB corridor credit of $35.3 and a pension settlement charge of $25.0, netting to $68.1, or $0.30 per diluted share. Additionally the net loss in 2016 included charges to terminate the Magnetation pellet offtake agreement and related transportation costs of $69.5, or $0.30 per diluted share. Excluding the above charges, we had adjusted net income of $120.8, or $0.53 per diluted share, for 2016.

Net loss attributable to AK Holding in 2015 was $652.3, or $3.67 per diluted share. The net loss in 2015 included a pension corridor charge of $144.3 and an OPEB corridor credit of $13.1, netting to $131.2, or $0.74 per diluted share. Additionally, the net loss in 2015 included an impairment charge for the Magnetation investment of $256.3, or $1.44 per diluted share, and an impairment charge for the AFSG investment of $41.6, or $0.23 per diluted share, and a charge to temporarily idle the Ashland Works Hot End of $28.1, or $0.16 per diluted share. Excluding these charges, we had an adjusted net loss of $195.1, or $1.10 per diluted share, for 2015.

Adjusted EBITDA

Adjusted EBITDA was $472.8, or 8.0% of net sales, for 2016, and $180.4, or 2.7% of net sales, for 2015.

Non-GAAP Financial Measures

In certain of our disclosures, we have reported adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) that exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges (credit) for the termination of an iron ore pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG, charges for temporarily idling facilities, an asset impairment charge and a credit for the change in U.S. income tax law. We believe that reporting adjusted net income (loss) attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance. Adjustments to net income (loss) do not result in an income tax effect as any gross income tax effects are offset by a corresponding change in the deferred income tax valuation allowance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this report, we have made adjustments to EBITDA to also exclude the effect of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges (credit) for the termination of an iron ore pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG and charges for temporarily idling facilities, an asset impairment charge and a credit for the change in U.S. income tax law. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze our financial results in relation to those of our competitors and to our prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

We recognize in our results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has generally only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension and OPEB expenses included in the non-GAAP measure are comparable to the accounting for pension and OPEB expenses on a GAAP basis in the first three quarters of the year and we believe this is useful to investors in analyzing our results on a quarter-to-quarter basis, as well as analyzing our results on a year-to-year basis. As a result of the corridor method of accounting, our subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when we perform a valuation. The two most significant of those assumptions are the discount rate we use to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold before remeasurement will affect the corridor adjustment calculation. The effect of prevailing interest rates on the discount rate as of a measurement date and actual return on plan assets compared to the expected return will have a significant impact on our liability, corridor adjustment and following year’s expense for these benefit plans. For example, actuarial assumptions we made to remeasure the funded status of our pension and OPEB obligations in the fourth quarter of 2016 affected actuarial losses and the related pension/OPEB net corridor charge. The net corridor charge reflected (i) a decrease in the discount rate assumption used to determine pension liabilities from 4.15% at December 31, 2015 to 3.35% at the October 2016 remeasurement (an actuarial loss of approximately $221.1), partially offset by (ii) gains from changes in pension and OPEB mortality assumptions, lower claims costs and other demographic factors (netting to a gain of approximately $76.4) and (iii) the net effect of the difference between the expected annualized return on assets of 7.25% ($129.4) and the actual annualized return on assets of 12.7% as of the October 2016 remeasurement ($228.8) (netting to a gain of $99.4). We believe that the corridor method of accounting for pension and OPEB obligations is rarely used by other publicly traded companies. However, because other companies use different approaches to recognize actuarial gains and losses, our resulting pension and OPEB expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension and OPEB expense on a GAAP basis. Although the net corridor charge reduces reported operating and net income, it does not affect our cash flows in the current period. However, we expect to ultimately settle the pension and OPEB obligations in cash.

Neither current shareholders nor potential investors in our securities should rely on adjusted EBITDA, adjusted EBITDA margin or adjusted net income (loss) as a substitute for any GAAP financial measure and we encourage investors and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

	2017	2016	2015
Net income (loss) attributable to AK Holding	$103.5	$(16.8)	$(652.3)
Net income attributable to noncontrolling interests	61.4	66.0	62.8
Income tax expense (benefit)	(2.2)	(16.9)	(6.3)
Interest expense	152.3	163.9	173.0
Interest income	(1.4)	(1.6)	(1.3)
Depreciation	226.0	216.6	216.0
Amortization	10.3	4.8	8.4
EBITDA	549.9	416.0	(199.7)
Less: EBITDA of noncontrolling interests (a)	77.7	80.8	77.1
Pension and OPEB net corridor and settlement charges	—	68.1	131.2
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	—
Impairment of Magnetation investment	—	—	256.3
Impairment of AFSG investment	—	—	41.6
Charge for facility idling	—	—	28.1
Asset impairment charge	75.6	—	—
Adjusted EBITDA (b)	$528.5	$472.8	$180.4
Adjusted EBITDA margin	8.7%	8.0%	2.7%

(a)	The reconciliation of net income attributable to noncontrolling interests to EBITDA of noncontrolling interests is as follows:

	2017	2016	2015
Net income attributable to noncontrolling interests	$61.4	$66.0	$62.8
Depreciation	16.3	14.8	14.3
EBITDA of noncontrolling interests	$77.7	$80.8	$77.1

(b)
Included in adjusted EBITDA and adjusted net income (loss) for the years ended December 31, 2017 and 2016, were $31.6 and $45.6, or $0.10 and $0.20 per diluted share, of unrealized gains on iron ore derivatives that do not qualify for hedge accounting.

Reconciliation of Adjusted Net Income (Loss)

	2017	2016	2015
Reconciliation to Net Income (Loss) Attributable to AK Holding
Net income (loss) attributable to AK Holding, as reported	$103.5	$(16.8)	$(652.3)
Pension and OPEB net corridor and settlement charges	—	68.1	131.2
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	—
Impairment of Magnetation investment	—	—	256.3
Impairment of AFSG investment	—	—	41.6
Charge for facility idling	—	—	28.1
Asset impairment charge	75.6	—	—
Non-cash credit for U.S. tax legislation	(4.3)	—	—
Adjusted net income (loss) attributable to AK Holding (b)	$155.5	$120.8	$(195.1)

Reconciliation to Diluted Earnings (Loss) per Share
Diluted earnings (loss) per share, as reported	$0.32	$(0.07)	$(3.67)
Pension and OPEB net corridor charge/settlement loss	—	0.30	0.74
Charges (credit) for termination of pellet agreement and related transportation costs	(0.06)	0.30	—
Impairment of Magnetation investment	—	—	1.44
Impairment of AFSG investment	—	—	0.23
Charge for facility idling	—	—	0.16
Asset impairment charge	0.24	—	—
Non-cash credit for U.S. tax legislation	(0.01)	—	—
Adjusted diluted earnings (loss) per share (b)	$0.49	$0.53	$(1.10)

Liquidity and Capital Resources

In 2017, we created additional financial flexibility to better position us to execute our strategic priorities. Our actions in 2017 included refinancing senior notes at lower rates, extending maturities and eliminating other financing obligations. Additionally, we entered a new Credit Facility that extended its maturity and more closely aligned its borrowing limit with the collateral that supports it.

The new $1,350.0 Credit Facility, which expires September 2022, is secured by the same classes of assets as the old $1,500.0 credit facility, which was set to expire in March 2019. At December 31, 2017, we had total liquidity of $844.5, consisting of $37.2 of cash and cash equivalents and $807.3 of availability under the Credit Facility. Our obligations under our Credit Facility are secured by our inventory and accounts receivable, and availability under the Credit Facility fluctuates monthly based on our varying levels of eligible collateral. Our eligible collateral was $1,328.8 at December 31, 2017, after application of applicable advance rates. At December 31, 2017, we had $450.0 of outstanding borrowings under the Credit Facility, and $71.5 of outstanding letters of credit that further reduced availability. During the year ended December 31, 2017, our borrowings from the credit facilities ranged from zero to $520.0, with outstanding borrowings averaging $175.0 per day. The Credit Facility provides us with enhanced liquidity and financial and strategic flexibility.

We believe that our current sources of liquidity will be adequate to meet our obligations for the foreseeable future. We expect to fund future liquidity requirements for items such as employee and retiree benefit obligations, scheduled debt maturities, debt redemptions and capital investments with internally-generated cash and other financing sources. Consolidated cash and cash equivalents of $38.0 at December 31, 2017, includes $0.8 of cash and cash equivalents of consolidated variable interest entities, which are not available for our use. We may use the Credit Facility as necessary to fund requirements for working capital, capital investments and other general corporate purposes. Otherwise, we have no scheduled debt maturities until November 2019, when $150.0 of 5.0% Exchangeable Senior Notes (the “Exchangeable Notes”) are due. Our Credit Facility is scheduled to expire in September 2022 and any amounts outstanding under it at the time of expiration would need to be repaid or refinanced.

We regularly evaluate accessing the equity and debt capital markets as a source of liquidity if we view conditions as favorable, including issuing additional equity, as part of our efforts to improve our capital structure. We may also, from time to time, repurchase outstanding notes in the open market on an unsolicited basis, by tender offer, through privately negotiated transactions or otherwise. Our forward-looking statements on liquidity are based on currently available information and expectations and, if the information or expectations are inaccurate or conditions deteriorate, there could be a material adverse effect on our liquidity.

For longer-term obligations, we have significant debt maturities and other obligations that will be due in future periods, including possible required cash contributions to our qualified pension plan. For further information, see the Contractual Obligations section.

Cash from operating activities totaled $198.8 for 2017, which includes $77.1 that was generated by and can only be used by SunCoke Middletown for its operations or for distribution to its equity owners. Cash used for increases in accounts receivable of $34.4 and inventory of $116.7 was partially offset by cash generated from a $46.2 increase in accounts payable. During the year, we made required annual pension contributions of $44.1 and payments for other pension and OPEB benefits of $40.7. The remaining cash from operations was generated from normal business activities for the year.

Investing and Financing Activities

During 2017, net cash used for investing activities totaled $508.7, primarily due to our acquisition of Precision Partners for $360.4, net of cash acquired, and for capital expenditures.

Net cash from financing activities in 2017 was $174.7, primarily from borrowings on the Credit Facility to acquire Precision Partners and to refinance debt to extend the maturities for two series of senior unsecured notes at lower interest rates. In March 2017, as part of a transaction to refinance our 7.625% Senior Notes due May 2020, we issued $400.0 aggregate principal amount of 7.00% Senior Unsecured Notes due March 2027 and generated net proceeds of $394.0 after underwriting discount. In August 2017, as part of a transaction to refinance our 8.375% Senior Notes due April 2022, we issued $280.0 aggregate principal amount of 6.375% Senior Unsecured Notes due October 2025 and generated net proceeds of $275.8 after underwriting discount.

In addition to refinancing debt, we also acquired the Research and Innovation Center capital lease for $26.6, effectively settling the liability. The total cash used for financing activities also includes $79.1 of payments from SunCoke Middletown to SunCoke.

Restrictions Under Debt Agreements

The indentures governing our senior indebtedness and tax-exempt fixed-rate industrial revenue bonds (“IRBs”) (collectively, the “Notes”) and Credit Facility contain restrictions and covenants that may limit our operating flexibility. The Credit Facility contains customary restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, dispositions, indebtedness, liens and affiliate transactions. Availability is calculated as the lesser of the total commitments under the Credit Facility or eligible collateral after advance rates, less outstanding revolver borrowings and letters of credit. The Credit Facility requires us to maintain a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $135.0. We are in compliance with restrictions and covenants under our Credit Facility and Notes and, in the absence of any significant and sustained material adverse events, expect that we will remain in compliance for the foreseeable future.

The indentures governing the Notes (other than the Exchangeable Notes) include customary restrictions on (a) the incurrence of additional debt by certain of our subsidiaries, (b) the incurrence of certain liens, (c) the amount of sale/leaseback transactions, and (d) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. They also contain customary events of default. In addition, the indenture governing the 7.50% Senior Secured Notes due July 2023 includes covenants with customary restrictions on the use of proceeds from the sale of collateral. The indenture governing the Exchangeable Notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us.

We do not expect any of these restrictions to affect or limit our ability to conduct our business in the ordinary course. During 2017, we were in compliance with all the terms and conditions of our debt agreements.

Capital Investments

Cash used for capital investments in 2017 totaled $152.5. For 2018, we expect to make capital investments of $160.0. This amount could be adjusted based on changes in market conditions or operational needs. In the near-term, we expect to fund these investments from cash generated from operations or from borrowings from our Credit Facility.

Employee Benefit Obligations

In addition to actions taken in prior years to reduce the growth of employee benefit obligations, we continue to actively seek options to de-risk our pension and OPEB obligations. Actions taken in prior years include closing our major pension plan to new participants, freezing all benefits under the plan and transferring a portion of the pension obligations and related assets to an insurance company.

Long-term pension and OPEB obligations declined by approximately $200.0 in 2017, primarily due to achieving higher pension plan asset returns than our expected return assumption, contributing $44.1 to the pension trust, and making benefit payments during the year. We will be required to make contributions to our major underfunded plan’s pension trust of varying amounts until it is fully funded, and some of these contributions could be substantial. We are required to make approximately $51.0 of pension contributions in 2018. Based on current actuarial assumptions, we expect to make required annual pension contributions of approximately $35.0 for 2019 and $10.0 for 2020. The amount and timing of future required contributions to the pension trust depend on assumptions about future events. The most significant of these assumptions are the future investment performance of the pension funds, actuarial data about plan participants and the interest rate we use to discount benefits to their present value. Because of the variability of factors underlying these assumptions, including the possibility of future pension legislation or increased pension insurance premiums, the reliability of estimated future pension contributions decreases as the length of time until we must make the contribution increases. We changed our assumption for future expected returns on plan assets to 7.00% from 7.25%, effective January 1, 2018. This change will reduce our pension income in 2018 from 2017 by approximately $6.0.

We provide healthcare benefits to a significant portion of our employees and retirees. OPEB benefits have been either eliminated for new employees or are subject to caps on the share of benefits we pay. Based on the assumptions used to value other postretirement benefits, primarily retiree healthcare and life insurance benefits, annual cash payments for these benefits are expected to be in a range that trends down from $38.8 in 2018 to $10.1 over the next 30 years.

In recent years, we have made multiple advances in reducing and de-risking our pension obligations. During 2016, we transferred to a highly rated insurance company $210.3 of pension obligations for approximately 10,000 retirees or their beneficiaries, which collectively represented approximately 36% of the total pension plan participants receiving payments. As part of these transactions, we transferred a similar amount of pension trust assets to purchase two non-participating annuity contracts that require the insurance company to pay the transferred pension obligations to the pension participants.

Off-Balance Sheet Arrangements

There were no material off-balance sheet arrangements as of December 31, 2017.

Selected Factors that Affect Our Operating Results

Automotive Market

We sell a significant portion of our carbon and stainless steel flat-rolled and tubular products directly to automotive manufacturers and their Tier 1 suppliers, as well as to distributors, service centers and converters who in some cases resell the products to the automotive industry. Because the automotive market is an important element of our business and growth strategy, North American light vehicle production has a significant impact on our total sales and shipments. North American light vehicle production declined slightly to approximately 17.1 million units, representing a 3% decrease from the prior year, but the decline was more significant in the United States and Canada, where most of our steel is used. As a result, our steel shipments to the automotive industry declined 10% primarily as a result of the market decline and automotive manufacturers’ earlier plans to use more alternative materials.

Substantially all of Precision Partners’ revenue is from the automotive market. Its revenue from stamped components in 2017 was also impacted by the decline in light vehicle production.

Carbon Steel Spot Market

We intentionally and substantially reduced our sales and shipments of lower-margin carbon steel to the spot market in 2017 and 2016. Before 2016, a significant percentage of our sales and shipments of carbon steel were made into the domestic spot market. Generally, sales into the carbon steel spot market are sold at prevailing market prices, which can be highly volatile, and can be subject to intense competition from both low-cost domestic producers and cheap, unfairly traded foreign imports. Fluctuations in spot market prices have a direct effect on our results and are driven by factors mostly outside our control. In addition, the spot market price fluctuations do not always directly correlate with our raw material and energy costs and consequently we have limited ability to pass through increases in costs to customers absent increases in the market price.

In response to the challenges facing the carbon steel spot market, in late 2015 we implemented a strategy to reduce our exposure to that market. The most important action to implement this strategy was our decision to temporarily idle the Ashland Works Hot End, which allowed us to reduce our exposure to lower-margin, commodity steel products and focus our product mix on value-added steel products with better margins. During the quarter ended December 31, 2017, we recognized a non-cash asset impairment charge of $75.6, primarily related to the long-lived assets associated with the Ashland Works Hot End. The Ashland Works Hot End remains on temporary idle and no determination has been made regarding the long-term status of the operations.

Specialty Electrical and Stainless Steel Markets

We are a leading manufacturer of grain-oriented electrical steel (“GOES”) and other electrical steels, which we sell to customers primarily in North America and Europe. We have experienced a substantial decline in shipments to international markets due to global overcapacity and both direct and indirect effects of European and Chinese trade actions. In addition, declines in electrical steel shipments within North America are also occurring due to substantial increases in imports.

We are also a leading manufacturer of value-added stainless steel, primarily for the automotive market. Stainless steel is typically priced based on a system of surcharges to reflect changes in the cost of certain raw materials. Thus, while we expect revenues will generally offset changes in costs, there may be a timing lag from the change in costs in one period to the change in revenue in a different period. In the fourth quarter of 2017, we announced and began implementing a monthly stainless steel surcharge for all stainless steel product shipments in order to recover our significantly increased costs for graphite electrodes, which we believe are being driven principally by a tightening supply in China of needle coke, an important raw material for graphite electrodes.

Trade Cases

Section 232 Investigation of Imported Foreign Steel

On April 19, 2017, the Commerce Department initiated an investigation pursuant to Section 232 of the Trade Expansion Act, as amended by the Trade Act of 1974 (“Section 232”), into whether imports of foreign steel into the U.S. pose a threat to U.S. national security. On January 11, 2018, the Commerce Department delivered a report to the President making recommendations as a result of its Section 232 investigation. This report has not been publicly released. Within 90 days of receiving the report, the President is expected to determine the nature and duration of any actions to be taken to ensure that imports of foreign steel will not threaten to impair U.S. national security. Such actions may include, without limitation, quotas, tariffs, fees or other measures as a means of adjusting the threatening imports. We strongly support these actions and we have and will continue to cooperate with the investigation to the fullest extent.

Coated Steel

On June 3, 2015, we, along with five other domestic producers, filed anti-dumping (“AD”) and countervailing duty (“CVD”) petitions against imports of corrosion-resistant (“Coated”) steel from China, India, Italy, South Korea and Taiwan. The petitions alleged that unfairly traded imports of Coated steel from those five countries are causing material injury to the domestic industry. On May 25, 2016, the Commerce Department announced final affirmative determinations that (a) imports of Coated steel from China, India, Italy, South Korea and Taiwan are being sold at less-than-fair-value and should be subject to final AD duties, and that (b) imports of Coated steel from China, India, Italy and South Korea are benefiting from government subsidies and should be subject to CVD duties. After correcting certain ministerial errors, the Commerce Department calculated final dumping and subsidy margins as follows:

Country	Coated Steel CVD Margins	Coated Steel AD Margins
China	241.07% – 39.05%	209.97%
India	29.49% – 8.00%	4.43% – 3.05%
Italy	38.51% – 0.00%	92.12% – 12.63%
South Korea	1.19% – 0.00%	47.80% – 8.75%
Taiwan	0.00%	10.34%

On June 24, 2016, the ITC determined that the domestic steel industry is materially injured by reason of imports of Coated steel from China, India, Italy, South Korea and Taiwan that are sold in the United States at less than fair value and that such products are subsidized by the governments of China, India, Italy and South Korea. As a result of the Commerce Department’s and the ITC’s final determinations, importers are required to post cash deposits with the U.S. government on imports of Coated steel from China, India, Italy, South Korea and Taiwan at the above CVD margins and AD margins. AD and CVD measures remain in effect for a minimum of five years.

Several of the named countries have filed appeals of the final determinations on Coated steel with the Court of International Trade (“CIT”). On January 23, 2018, the CIT issued a decision reversing and remanding to the Commerce Department its final determination on AD margins for subject Taiwanese producers. The Commerce Department must issue a remand decision within 90 days of the CIT decision. We intend to request that the Commerce Department issue a remand decision that supports the AD duties previously applied against the Taiwanese producers. We will continue to vigorously oppose this and all other appeals of the final affirmative determinations on imports of Coated steel.

On September 23, 2016, we and other domestic producers made a filing with the Commerce Department asserting that Chinese steel producers are attempting to circumvent the AD and CVD duties discussed above by transshipping Chinese steel through Vietnam for minor processing before importing Coated steel into the U.S. market. Our filing requests that the Commerce Department find that imports of Vietnamese Coated steel that originated in China be subjected to the same AD and CVD duties of shipments of Coated steel imported directly from China. On December 5, 2017, the Commerce Department announced preliminary affirmative rulings that Coated steel imported from Vietnam produced from steel that originated in China is circumventing existing AD and CVD orders on Coated steel imported from China. The Commerce Department instructed the U.S. Customs and Border Protection (the “CBP”) to begin collecting cash deposits on all imports of Coated steel produced in Vietnam using Chinese-origin steel. The CBP began collecting AD and CVD cash deposits on imports of such Coated steel produced in Vietnam at rates of 199.43 and 39.05 percent, respectively. These cash deposit rates were previously established in the trade case investigation on Coated steel from China. Duties apply to all shipments entering the United States on or after November 4, 2016, the date the circumvention inquiries were initiated, that remain unliquidated.

Cold-Rolled Steel

On July 28, 2015, we, along with four other domestic producers, filed AD petitions against imports of cold-rolled steel from Brazil, China, India, Japan, the Netherlands, Russia, South Korea and the United Kingdom, as well as CVD petitions against imports of cold-rolled steel from Brazil, China, India, Russia and South Korea. The petitions alleged that unfairly traded imports of cold-rolled steel from those eight countries are causing material injury to the domestic industry. On May 17, 2016, the Commerce Department announced its final affirmative determinations that (a) imports of cold-rolled steel from China and Japan are being sold at less-than-fair-value and should be subject to final AD duties and that (b) imports of cold-rolled steel from China are benefiting from government subsidies and should be subject to CVD duties. On July 21, 2016, the Commerce Department announced its final affirmative determinations that (a) imports of cold-rolled steel from Brazil, India, Russia, South Korea and the United Kingdom are being sold at less-than-fair-value and should be subject to final AD duties and that (b) imports of cold-rolled steel from Brazil, India, Russia and South Korea are benefiting from government subsidies and should be subject to CVD duties. After correcting certain ministerial errors, the Commerce Department calculated final dumping and subsidy margins as follows (the below chart does not include the margins determined for Russia because the ITC determined that the imports of cold-rolled steel are negligible, as further discussed below):

Country	Cold-Rolled CVD Margins	Cold-Rolled AD Margins
Brazil	11.31% – 11.09%	35.43% – 19.58%
China	256.44%	265.79%
India	10.00%	7.60%
Japan	NA	71.35%
South Korea	59.72% – 3.89%	34.33% – 6.32%
United Kingdom	NA	25.17% – 5.40%

On June 22, 2016 and September 2, 2016, the ITC announced its final determinations that the domestic steel industry is materially injured by reason of imports of cold-rolled steel from Brazil, China, India, Japan, South Korea and the United Kingdom. The ITC determined that imports of cold-rolled steel from Russia that are sold in the United States at less-than-fair-value and subsidized by the government of Russia are negligible and terminated the investigations as to Russia. However, in October 2016, we and other domestic steel producers filed an appeal with the CIT appealing the ITC’s determination on Russian cold-rolled steel.

As a result of the Commerce Department’s and the ITC’s final determinations, importers are required to post cash deposits with the U.S. government on imports of cold-rolled steel from Brazil, China, India, Japan, South Korea and the United Kingdom at the above CVD margins and AD margins. AD and CVD measures remain in effect for a minimum of five years.

Several of the named countries have filed appeals of the final determinations on cold-rolled steel with the CIT. We will oppose all appeals vigorously.

On September 27, 2016, we and other domestic producers made a filing with the Commerce Department asserting that Chinese steel producers are attempting to circumvent the AD and CVD duties discussed above by transshipping Chinese steel through Vietnam for minor processing before importing cold-rolled steel into the U.S. market. Our filing requests that the Commerce Department find that imports of Vietnamese cold-rolled steel that originated in China be subjected to the same AD and CVD duties of shipments of cold-rolled steel imported directly from China. On December 5, 2017, the Commerce Department announced a preliminary affirmative ruling that cold-rolled steel imported from Vietnam produced from steel that originated in the China is circumventing existing AD and CVD orders on cold-rolled steel imported from China. The Commerce Department instructed U.S. Customs and Border Protection to begin collecting cash deposits on all imports of cold-rolled steel produced in Vietnam using Chinese-origin steel. CBP began collecting AD and CVD cash deposits on imports of such cold-rolled steel produced in Vietnam at rates of 265.79 and 256.44 percent, respectively. These cash deposit rates were previously established in the prior trade case investigation on cold-rolled steel from China. Duties apply to all shipments entering the United States on or after November 4, 2016, the date the circumvention inquiries were initiated, that remain unliquidated.

Hot-Rolled Steel

On August 11, 2015, we, along with five other domestic producers, filed AD petitions against imports of hot-rolled steel from Australia, Brazil, Japan, the Netherlands, South Korea, Turkey and the United Kingdom, as well as CVD petitions against imports of hot-rolled steel from Brazil, South Korea and Turkey. The petitions alleged that unfairly traded imports of hot-rolled steel from those seven countries are causing material injury to the domestic industry. On August 5, 2016, the Commerce Department announced its final affirmative determinations that (a) imports of hot-rolled steel from Australia, Brazil, Japan, the Netherlands, South Korea, Turkey and the United Kingdom are being sold at less-than-fair-value and should be subject to final AD duties and that (b) imports of hot-rolled steel from Brazil and South Korea are benefiting from government subsidies and should be subject to CVD duties. After correcting certain ministerial errors, the Commerce Department calculated final dumping and subsidy margins as follows:

Country	Hot-Rolled CVD Margins	Hot-Rolled AD Margins
Australia	NA	29.58%
Brazil	11.30% – 11.09%	34.28% – 33.14%
Japan	NA	7.51% – 4.99%
Netherlands	NA	3.73%
South Korea	58.68% – 3.89%	9.49% – 4.61%
Turkey	NA	6.77% – 4.15%
United Kingdom	NA	33.06%

On September 12, 2016, the ITC announced its final determinations that the domestic steel industry is materially injured by reason of imports of hot-rolled steel from Australia, Brazil, Japan, the Netherlands, South Korea, Turkey and the United Kingdom. As a result of the Commerce Department’s and the ITC’s final determinations, importers are required to post cash deposits with the U.S. government on imports of hot-rolled steel from Australia, Brazil, Japan, the Netherlands, South Korea, Turkey and the United Kingdom at the above CVD margins and AD margins. AD and CVD measures remain in effect for a minimum of five years.

The final determinations on hot-rolled steel have been appealed to the CIT. We intend to oppose all appeals vigorously.

Stainless Steel

On February 12, 2016, we, along with three other domestic producers, filed AD and CVD petitions against imports of stainless steel from China. On February 2, 2017, the Commerce Department announced its final affirmative determinations that imports of stainless steel from China (a) are being sold at less-than-fair-value and should be subject to final AD duties, and (b) are benefiting from government subsidies and should be subject to CVD duties. The Commerce Department calculated final dumping and subsidy margins as follows:

Country	Stainless CVD Margins	Stainless AD Margins
China	190.71% – 75.60%	76.64% – 63.86%

On March 3, 2017, the ITC announced its final unanimous determinations that the domestic steel industry is materially injured by reason of imports of stainless steel sheet and strip from China. As a result of the Commerce Department’s and ITC’s final determinations, importers will be required to post cash deposits with the U.S. government on imports of stainless steel sheet and strip from China at the above CVD and AD margins. AD and CVD measures remain in effect for a minimum of five years.

In addition, on July 25, 2017, the ITC held the final hearing on its five-year “sunset” review of the outstanding orders on stainless steel sheet and strip from Japan, Korea and Taiwan. On August 30, 2017, the ITC announced final determinations favorable to the U.S. steel industry. As a result of the ITC’s final determinations, the existing AD orders on imports from Japan, Korea and Taiwan and the existing CVD order on imports of the subject stainless steel sheet and strip products from Korea will remain in place for an additional five years.

Research, Innovation and Operations

We are aligning, enhancing and using our production resources to invest in innovation, reduce operating costs and modify production capacity for innovative and higher-margin carbon, electrical and stainless steel grades at all locations. As part of our underlying strategy to focus on higher-value materials and minimize exposure to commodity products, our investment in research and innovation during the past three years has been $28.1, $28.3 and $27.6 in 2017, 2016 and 2015. In addition, we acquired the Research and Innovation Center capital lease for $26.6 in October 2017.

In 2016, we completed a strategic upgrade of our state-of-the-art hot-dip galvanizing line at our Dearborn Works. Enhanced furnace technology and modifications to the line’s configuration expanded the line’s capabilities to also operate as a continuous anneal line. As a result, we began producing both coated and cold-rolled Next-Generation AHSS products, including our recently introduced NEXMET products, on the same line as our existing steels.

Early in 2017, we celebrated the grand opening of our new Research and Innovation Center in the Cincinnati/Dayton growth corridor. The Research and Innovation Center is home to over 100 members of our expanded team of researchers, scientists and engineers. The new facility supports our innovation team to expand its leading-edge research, applications engineering, advanced engineering, product development and customer technical services. The facility features prototype laboratories, analytical laboratories, collaborative spaces, pilot lines and new operational simulators that replicate critical steel manufacturing operations, helping us pursue our innovation initiatives.

Raw Materials and Supplies

Iron Ore

Iron ore is one of the principal raw materials required for our steel manufacturing operations. We purchased approximately 6.3 million tons of iron ore pellets in 2017 and expect to purchase approximately 6.5 million tons in 2018. We make most of our purchases of iron ore at negotiated prices under multi-year agreements. For 2018, we expect to purchase most of our iron ore from one supplier. The price we pay for iron ore is affected by a variety of factors under the terms of our contracts, including measures of general industrial inflation and steel prices and a variable-price mechanism that adjusts the annual average price we pay for iron ore based on reference to an iron ore index referred to as the “IODEX”. A change in one of more of the factors upon which our iron ore price is determined (whether that may be the IODEX, inflation, steel prices or other indices) typically affects to varying degrees the price we pay for iron ore. Thus, the actual impact on us from a change in these factors will vary depending on the percentage of the total iron ore we purchase and how much each factor is weighted for pricing under related contracts. In addition, the total net cost we pay for iron ore is affected by our hedging activities, which are described below.

In addition to integrated risk strategies, we use derivative financial instruments to manage iron ore price risk that we cannot mitigate through our customer contracts. We use derivative instruments to reduce our exposure if iron ore costs increase, but these instruments can also reduce potential benefits if iron ore costs decline. We employ a systematic approach in our hedging strategy to mitigate iron ore exposure. We hedge a higher proportion of our near-term iron ore exposure and a lower proportion for our longer-term exposure through a combination of swaps and options. As of December 31, 2017, we have hedged the IODEX component for a portion of our iron ore purchases for 2018 and 2019 through the use of iron ore derivatives with notional amounts of 1,465,000 tons and 875,000 tons. Our hedging activities further reduce our exposure to changes in the IODEX on the total cost we pay for iron ore.

During late 2016, we terminated our iron ore pellet offtake agreement with Magnetation, which caused our iron ore derivatives to no longer meet the accounting criteria for hedge accounting treatment. As a result, we now account for those derivatives on a mark-to-market basis with immediate recognition of changes in the fair value of the derivative contracts in earnings when the change occurs, instead of when we recognize the underlying cost of iron ore, thus potentially increasing the volatility of our results of operations. This volatility does not affect the ultimate gains or losses on the derivative contracts we will recognize in the financial statements, but only the timing of recognition.

Electrodes

During 2017 we began to experience rapidly rising costs for graphite electrodes, which we believe are being driven principally by a tightening supply in China of needle coke, an important raw material for graphite electrodes. We believe increasing costs are likely to continue into 2018 until supply-side factors are resolved. Because we and other stainless steel producers use graphite electrodes to produce stainless steel products, the rising electrode costs can have a detrimental impact on financial results. Therefore, in October 2017 we began to implement an electrode surcharge for our shipments of stainless steel products. This surcharge has been implemented with both contract and spot market customers of stainless steel.

Acquisition of Precision Partners

On August 4, 2017, we acquired 100% of the equity of Precision Partners, which provides advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies for the automotive market. Founded in 1955, Precision Partners is headquartered in Ontario, Canada, and has more than 1,000 employees, including approximately 300 engineers and skilled tool makers, across eight plants in Ontario, Alabama and Kentucky. Precision Partners specializes in manufacturing lightweight, complex components and assemblies, and it offers a broad portfolio of highly-engineered solutions. Among other benefits, we believe this strategic acquisition will:

•	complement our core focus on product innovation, accelerating the development and introduction of existing and new AHSS and PHS to the high-growth automotive lightweighting space;

•	provide a fully integrated downstream platform that further strengthens our close collaboration with our automotive customers and their Tier 1 suppliers; and

•	leverage our expertise in metals forming with Precision Partners’ expertise in tool design and advanced product design-engineering capabilities in hot and cold stamping.

With our acquisition of Precision Partners, we have added a well-respected supplier to our core automotive market whose business has commanded higher margins with less capital intensity. Importantly, we believe that our addition of Precision Partners has the potential to dramatically accelerate our efforts to drive adoption of our innovative steel products by automotive manufacturers and their Tier 1 suppliers. Our steelmaking experts and Precision Partners’ engineers have already begun numerous collaboration projects aimed at achieving this goal, as Precision Partners’ expertise in tool design and stamping capabilities has allowed us to deliver to customers fully formed prototypes of automotive components utilizing our innovative steel products. As such, we are now able to provide true component solutions through prototype automotive parts, rather than attempting to showcase our advanced steels to customers through computer models and flat-rolled steel samples, as in the past. This approach has and will continue to demonstrate to customers that they can significantly lightweight automotive parts on an accelerated timeline by using our high-strength, highly formable grades of steel in place of traditional lower-strength grades. In addition, these collaborative projects are enhancing Precision Partners’ knowledge and experience in tool design and build, and stamping of new, advanced grades of steel, enabling it to provide expert solutions to automotive customers now and in the future.

Labor Agreements

At December 31, 2017, we employed approximately 9,200 people, of which approximately 5,700 are represented by labor unions under various contracts that expire between 2018 and 2021.

Several labor agreements were ratified in 2017. In the first quarter of 2017, members of the United Steel Workers, Local 169, ratified a labor agreement covering approximately 305 hourly employees at Mansfield Works. The new agreement expires March 31, 2021. In the third quarter of 2017, members of the United Auto Workers, Local 3044, ratified a labor agreement covering approximately 330 hourly employees at our Rockport Works. The new agreement expires September 30, 2021. In the fourth quarter of 2017, members of the United Steel Workers, Local 1915, ratified a labor agreement covering approximately 90 hourly employees at the Walbridge, Ohio facility with our wholly-owned subsidiary AK Tube LLC. The new agreement is effective January 22, 2018 and expires January 22, 2021. In the fourth quarter of 2017, members of the United Auto Workers, Local 600, ratified a labor agreement covering approximately 1,170 hourly employees at our Dearborn Works. The new agreement expires July 31, 2021.

The current agreement with the International Association of Machinists and Aerospace Workers, Local 1943, which represents approximately 1,725 hourly employees at our Middletown Works, expires on March 15, 2018. The agreement with the United Steel Workers, Local 1865, which represents approximately 305 hourly employees at our Ashland Works, expires on September 1, 2018.

Potential Impact of Climate Change Legislation

On an ongoing basis we assess the potential impacts and implications of climate change and associated legislation and regulation on our business, operations, customers, suppliers, markets and other relevant areas. In 2010, the EPA issued a final “tailoring rule” providing new regulations governing major stationary sources of greenhouse gas emissions under the Clean Air Act. Generally, the tailoring rule requires that new or modified sources of high volumes of greenhouse gases must follow heightened permit standards and lower emissions thresholds. The EPA continues to work on further greenhouse gas emissions rules that would apply more broadly and to lower levels of emission sources. In 2014, the U.S. Supreme Court partially upheld and partially invalidated the tailoring rule. The decision’s impact will often require us to conduct a best available control technology analysis for greenhouse gases for new major projects. The tailoring rule will not materially adversely affect us in the near term and we cannot reliably estimate the regulation’s long-term impact. However, there are a number of factors that may affect us, including the EPA’s tailoring rule and other similar regulations, such as the EPA’s Clean Power Plant Rule established on August 3, 2015, implications from the Paris Climate Agreement arising from the 2015 United Nations Climate Change Conference or similar accords relating to climate change. These and other factors could cause us to suffer negative financial impacts over time from increased energy, environmental and other costs needed to comply with the limitations that our suppliers would impose on us directly or indirectly.

In 2017, the EPA announced its intention to repeal the Clean Power Plant Rule and the U.S. State Department gave formal notice of its intent to withdraw from the Paris Climate Agreement. The earliest date for the United States to completely withdraw from the Paris Agreement is November 4, 2020. Given these recent developments, we expect the near-term negative impacts to our business directly arising from climate change legislation to be low. However, we do not expect the potential challenges to our business arising from climate change to decline in the long term, and we do not expect our key customers in our principal markets to substantially reduce their focus on climate change-related issues. This is particularly true for our automotive manufacturer customers, who remain subject to CAFE standards and other regulations aimed at reducing vehicle emissions. In addition, automotive manufacturers typically design light vehicle platforms for multiple international markets, so other countries’ climate change legislation and regulations that govern the automotive manufacturers likely will continue to affect their approach for the U.S. market.

In addition, the possibility exists that some form of federally-enacted legislation or additional regulations in the U.S. may further impose limitations on greenhouse gas emissions. In the past, bills have been introduced in the United States Congress that aim to limit carbon emissions over long periods from facilities that emit significant amounts of greenhouse gases. Such bills, if enacted, would apply to the steel industry, in general, and to us, in particular, because producing steel from elemental iron creates carbon dioxide, one of the targeted greenhouse gases. Although we and other steel producers in the United States are actively participating in research and development to develop technology, processes and approaches for reducing greenhouse gas emissions, these developments will take time and it is impossible to predict when or to what degree these efforts will be successful. To address this need for developing new technologies, approaches and processes, not just in the steel industry but elsewhere, proposed legislative bills have been introduced in the past that included a system of carbon emission credits. Such credits would be available to certain companies for a period, similar to the European Union’s existing “cap and trade” system. However, it is virtually impossible to forecast the provisions of any such final legislation and its effects on us.

If regulation or legislation to address climate change or regulate carbon emissions is enacted, it is reasonable to assume that the net financial impact on us will be negative, despite some potential benefits discussed below. On balance, such regulation or legislation likely would cause us to incur increased energy, environmental and other costs to comply with the limitations that would be imposed on greenhouse gas emissions. For example, additional costs could take the form of new or retrofitted equipment or the development of new technologies (e.g., sequestration) to try to control or reduce greenhouse gas emissions.

The future enactment of climate control or greenhouse gas emissions legislation or regulation could produce benefits for us that would offset somewhat the adverse effects noted above. For example, if climate control legislation or regulation continues to drive automotive manufacturers to meet higher fuel efficiency targets, we could benefit from increased sales of our broad portfolio of products: NOES for H/EVs, stainless steels needed for exhaust systems and other components for more efficient engines, and AHSS products to lightweight automobiles. Moreover, if climate change legislation provides further incentives for energy efficiency, up to certain levels, we could benefit from increased sales of our GOES products, which are among the most energy-efficient electrical steels in the world. We sell our electrical steels primarily to manufacturers of power transmission and distribution transformers and electrical motors and generators, the demand for which could grow if energy efficiency standards increase. In addition, climate control legislation may enhance sales of our products in different ways. For instance, if the legislation promotes the use of renewable energy technology, such as wind or solar technology, it could increase demand for our high-efficiency electrical steel products used in power transformers, which are needed to connect these new sources to the electricity grid.

The ultimate impacts on us from any additional climate change or emissions reduction legislation or regulation would depend on the final terms of any such legislation or regulation. Presently, we are unable to predict with any reasonable degree of accuracy when or even if climate control legislation or regulation will be enacted, or if it is, what its terms and applicability to us will be. As a result, we currently have no reasonable basis to reliably predict or estimate the specific effects any eventually enacted laws may have on us or how we may be able to reduce any negative impacts on our business and operations. In the meantime, the items described above provide some indication of the potential mixed impact on us from climate control legislation or regulation generally.

Magnetation

In 2011, we invested in a 49.9% equity interest in the Magnetation joint venture, which operated iron ore concentrate plants located in Minnesota and an iron ore pelletizing plant in Reynolds, Indiana. Through an offtake agreement, we had the right to purchase all the pellets produced by the pellet plant and an obligation to purchase a portion of those pellets. On May 5, 2015, Magnetation and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota.

On October 6, 2016, the Bankruptcy Court approved a Global Settlement Agreement (“Settlement Agreement”) among us, Magnetation, Magnetation Inc., and Magnetation’s revolving credit facility lenders, senior secured noteholders and debtor-in-

possession facility lenders to terminate the iron ore pellet offtake agreement with Magnetation and to wind down Magnetation’s business. Among other terms of the Settlement Agreement, we agreed to make a cash payment (“Termination Payment”) to Magnetation’s Chapter 11 estate in order to terminate our offtake agreement with Magnetation and cease purchasing iron ore pellets from Magnetation. The next day, the transactions contemplated by the Settlement Agreement were completed and we made a Termination Payment of $36.6, thereby terminating the pellet offtake agreement. In connection with the approval of the Settlement Agreement, we recognized charges of $69.5 in the fourth quarter of 2016, consisting of the $36.6 Termination Payment and additional charges of $32.9 for remaining obligations under contracts with other third parties to transport pellets to our facilities over the next 12 years. In the fourth quarter of 2017, we reached an agreement for transportation services that provides a timeframe to begin using the rail cars that were idled after the termination of the pellet supply agreement. As a result, we recorded a credit of $19.3 during the fourth quarter of 2017 to reduce the unpaid liability.

Critical Accounting Estimates

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. These principles permit choices among alternatives and require numerous estimates of financial matters. Accounting estimates are based on historical experience and information that is available to us about current events and actions we may take in the future. We believe the accounting principles chosen are appropriate under the circumstances, and that the estimates, judgments and assumptions involved in financial reporting are reasonable. There can be no assurance that actual results will not differ from these estimates. We believe the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Inventory Costing

We value inventories at the lower of cost or net realizable value, and we measure the cost of inventories using the average cost method. We record any amount required to reduce the carrying value of inventory to net realizable value as a charge to cost of products sold. If selling prices were to decline in future quarters, write-downs of inventory could result, specifically raw material inventory such as iron ore, coke and certain alloys purchased during periods of peak market pricing.

On January 1, 2018, we changed our accounting method for valuing inventories to the average cost method for inventories previously valued using the LIFO method. The effects of the change in accounting principle have been retrospectively applied to all periods presented, including Management’s Discussion and Analysis. See Notes 1 and 2 to our Consolidated Financial Statements for more information related to the change in accounting principle.

Environmental and Legal Contingencies

We are involved in a number of environmental and other legal proceedings. We record a liability when we determine that litigation has commenced or a claim or assessment has been asserted and, based on available information, it is probable that the outcome of the litigation, claim or assessment, whether by decision or settlement, will be unfavorable and the amount of the liability is reasonably estimable. We measure the liability using available information, including the extent of damage, similar historical situations, our allocable share of the liability and, in the case of environmental liabilities, the need to provide site investigation, remediation and future monitoring and maintenance. We record accruals for probable costs based on a combination of litigation and settlement strategies on a case-by-case basis and, where appropriate, supplement those with incurred-but-not-reported development reserves. However, amounts we record in the financial statements in accordance with accounting principles generally accepted in the United States exclude costs that are not probable or that may not be currently estimable. The ultimate costs of these environmental and legal proceedings may, therefore, be higher than those we have recorded on our financial statements. In addition, changes in assumptions or the effectiveness of our strategies can materially affect results of operations in future periods.

Pension and OPEB Plans

Accounting for retiree pension and healthcare benefits requires the use of actuarial methods and assumptions, including assumptions about current employees’ future retirement dates, anticipated mortality rates, the benchmark interest rate used to discount benefits to their present value, anticipated future increases in healthcare costs and our obligations under collective bargaining agreements with respect to pension and healthcare benefits for retirees. Changing any of these assumptions could have a material effect on the calculation of our total obligation for future pension and healthcare benefits.

Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans or when the assumptions change, as they may each year when a valuation or remeasurement is performed. The major factors contributing to our actuarial gains and losses are changes in the discount rate used to value plan liabilities as of the measurement date and changes in the expected lives of plan participants. We believe the mortality assumptions selected for determining the expected lives of plan participants are most closely associated with the expected lives of our plan participants. However, selecting other available assumptions would likely increase the plan obligations. In addition, a major factor contributing to actuarial gains and losses for our pension plan is the difference between expected and actual returns on plan assets. For OPEB plans, differences in estimated versus actual healthcare costs and changes in assumed healthcare cost trend rates are additional factors generally contributing to actuarial gains and losses. However, we do not expect changes in these OPEB assumptions to have a material effect on us since most of the plans have caps on the share of benefits we pay. In addition to their effect on the funded status of the plans and their potential for corridor adjustments, these factors affect future net periodic benefit expenses. Changes in key assumptions can have a material effect on the amount of benefit obligation and annual expense we record. For example, a 25 basis point decrease in the discount rate would decrease the interest cost component of pension income in 2018 by $4.5. A 25 basis point decrease in the discount rate would have increased the pension obligation at December 31, 2017, by approximately $64.0 and the OPEB obligation by approximately $11.0. A 100 basis point decrease in the expected rate of return on pension plan assets would decrease the projected 2018 pension income by approximately $23.2.

Under our method of accounting for pension and OPEB plans, we recognize into income any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets as of the measurement date, defined as the corridor. Amounts inside the corridor are amortized over the plan participants’ life expectancy. Our method results in faster recognition of actuarial net gains and losses than the minimum amortization method permitted by prevailing accounting standards and used by the vast majority of companies in the United States. Faster recognition under this method also results in the potential for highly volatile and difficult to forecast corridor adjustments.

Asset Impairment

We have various assets that are subject to impairment testing, including equity method investments, property, plant and equipment and goodwill. If circumstances indicate that an asset has lost value below its carrying amount, we review the asset for impairment. We evaluate the effect of changes in operations and estimate future cash flows to measure fair value. We use assumptions, such as forecasted growth rates and cost of capital, as part of these analyses and our selections of the assumptions to use can result in different conclusions. We believe the data and assumptions used are appropriate in the circumstances and consistent with internal projections. The most recent annual goodwill impairment tests indicated that the fair values of the relevant reporting units were in excess of their carrying value. However, our businesses operate in highly cyclical industries and the valuation of these businesses can fluctuate, which may lead to impairment charges in future periods. Fair value is determined using quoted market prices, estimates based on prices of similar assets, or anticipated cash flows discounted at a rate commensurate with risk.

We consider the need to evaluate long-lived assets for indicators of impairment at least quarterly to determine if events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. We evaluate long-lived assets for impairment based on a collective asset grouping that includes the operations of all facilities. We manage our operations as part of an “integrated process” that allows us to route production to various facilities so that we can maximize financial results and cash flows. As a result of the integrated process and our organization, cash flows are not identifiable to asset groups at a level lower than the consolidated results. If the carrying value of a long-lived asset exceeds its fair value, we determine that an impairment has occurred and we recognize a loss based on the amount that the carrying value exceeds the fair value, less cost to dispose, for assets we plan to sell or abandon.

As a result of the temporary idling of the Ashland Works blast furnace and steelmaking operation in 2015, we considered the need for an impairment of the long-lived assets and determined that no impairment was indicated based on the expected temporary nature of the idling. At the end of 2016, we updated our assessment of the need for impairment of the temporarily idled Ashland Works’ long-lived assets and determined that no impairment existed since we believed the idling was still temporary. During the quarter ended December 31, 2017, we recognized a non-cash asset impairment charge of $75.6, primarily related to the long-lived assets associated with the Ashland Works Hot End. The Ashland Works Hot End remains on temporary idle and no final determination has been made regarding the long-term status of the operations. However, we continue to engage in regular reviews of the potential viability of the Ashland Works Hot End, including an assessment of the most significant risks and benefits of a permanent idling of those operations. As part of these reviews, we take into consideration, among other items, our strategic focus on reducing participation in commodity markets to position us for sustainable profitability and whether we anticipate that future market conditions will enable production from the Ashland Works Hot End to generate sustainable economic returns through steel market cycles. We now believe it is unlikely that the Ashland Works Hot End will restart in the near term based on forecasted supply and demand characteristics of the markets that we serve. Our assessment and timing of the impairment charge was influenced by our current production capacity and an updated evaluation of the risk of not reaching new labor agreements on a timely basis for key facilities. Factors that influenced our impairment determination included an uncertain global trade landscape influenced by shifting domestic and international political priorities, continued intense competition from domestic steel competitors and foreign steel competition, which we believe has been through unfair trade practices. These conditions directly impact our pricing, which in turn directly impacts our assessment of the demand forecasts for the markets we serve.

Contractual Obligations

In the ordinary course of business, we enter into agreements that obligate us to make legally enforceable future payments. These agreements include those for borrowing money, leasing equipment and purchasing goods and services. The following table summarizes by category expected future cash outflows associated with contractual obligations we have as of December 31, 2017.

	Payment due by period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt	$—	$157.3	$856.2	$1,152.0	$2,165.5
Interest on debt (a)	132.9	257.2	207.6	198.6	796.3
Lease obligations	18.2	36.9	35.5	90.2	180.8
Purchase obligations and commitments	2,723.7	2,863.4	1,992.2	1,190.4	8,769.7
Pension and OPEB obligations (b)	40.1	74.5	74.3	745.4	934.3
Other non-current liabilities	—	43.4	20.3	105.2	168.9
Total	$2,914.9	$3,432.7	$3,186.1	$3,481.8	$13,015.5

(a)	Amounts include contractual interest payments using the interest rates as of December 31, 2017 applicable to our variable-rate debt and stated fixed interest rates for fixed-rate debt.

(b)
Future cash contributions to our qualified pension trust are not included in the table above. We have approximately $51.0 of required contributions for 2018. Based on current actuarial assumptions, the estimates for our contributions are approximately $35.0 for 2019 and $10.0 for 2020. Estimates of cash contributions to the pension trust to be made after 2018 are uncertain since several variable factors impact defined benefit pension plan contributions and required contributions are significantly affected by asset returns. Because we expect the pension trust to make pension benefit payments beyond the next five years, the net pension liability is included in the More than 5 years column. We estimate benefit payments, after receipt of Medicare subsidy reimbursements, will be $38.8 for 2018 and we expect them to trend down to $10.1 over the next 30 years. For a more detailed description of these obligations, see Note 7 to the consolidated financial statements.

In calculating the amounts for purchase obligations, we identified contracts where we have a legally enforceable obligation to purchase products or services from the vendor or make payments to the vendor for an identifiable period. For each identified contract, we determined our best estimate of payments to be made under the contract assuming (1) the continued operation of existing production facilities, (2) normal business levels, (3) both parties would adhere to the contract in good faith throughout its term, (4) prices in the contract and (5) the effect of the Ashland Works Hot End temporary idling. Because of changes in the markets we serve, changes in business decisions regarding production levels or unforeseen events, the actual amounts paid under these contracts could differ significantly from the amounts presented above. For example, circumstances could arise which create exceptions to minimum purchase obligations in the contracts. We calculated the purchase obligations in the table above without considering such exceptions.

A number of our purchase contracts specify a minimum volume or price for the products or services covered by the contract. If we were to purchase only the minimums specified, the payments in the table would be reduced. Under “requirements contracts” the quantities of goods or services we are required to purchase may vary depending on our needs, which are dependent on production levels and market conditions at the time. If our business deteriorates or increases, the amount we are required to purchase under such a contract would likely change. Many of our agreements for the purchase of goods and services allow us to terminate the contract without penalty if we give 30 to 90 days’ notice. Any such termination could reduce the projected payments.

Our consolidated balance sheets contain liabilities for pension and OPEB and other long-term obligations. We calculate the benefit plan liabilities using actuarial assumptions that we believe are reasonable under the circumstances. However, because changes in circumstances can have a significant effect on the liabilities and expenses associated with these plans including, in the case of pensions, pending or future legislation, we cannot reasonably and accurately project payments into the future. While we do include information about these plans in the above table, we also discuss these benefits elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the notes to the consolidated financial statements.

The other long-term liabilities on our consolidated balance sheets include accruals for environmental and legal issues, employment-related benefits and insurance, liabilities established for uncertain tax positions, and other obligations. These amounts generally do not arise from contractual negotiations with the parties receiving payment in exchange for goods and services. The ultimate amount and timing of payments are uncertain and, in many cases, depend on future events occurring, such as the filing of a claim or completion of due diligence investigations, settlement negotiations, audit and examinations by taxing authorities, documentation or legal proceedings.

New Accounting Pronouncements

The information called for by this section is incorporated herein by reference to Note 1 of the consolidated financial statements.

Forward-Looking Statements

Certain statements we make or incorporate by reference in this Form 10-K, or make in other documents we furnish to or file with the Securities Exchange Commission, as well as in press releases or in presentations made by our employees, reflect our estimates and beliefs and are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect our current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond our control, and upon assumptions about future business decisions and conditions that may change. In particular, these include, but are not limited to, statements in the Outlook and Liquidity and Capital Resources sections and Item 7A, Quantitative and Qualitative Disclosures about Market Risk.

We caution readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected. See Item 1A, Risk Factors for more information on certain of these risks and uncertainties.

Any forward-looking statement made in this document speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.